Exhibit 99.1

6140 Stoneridge Mall Road
CONTACTS: Albert G. White, III VP, Investor Relations, Treasurer & Chief Strategic Officer Kim Duncan Director, Investor Relations ir@cooperco.com	Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES THIRD QUARTER 2011 RESULTS

PLEASANTON, Calif., August 31, 2011 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal third quarter ended July 31, 2011.

•	Revenue increased 19% year-over-year to $351.4 million. CooperVision (CVI) revenue up 20% to $298.3 million and CooperSurgical (CSI) revenue up 14% to $53.1 million.

•	GAAP earnings per share (EPS) 78 cents, down 8 cents from last year’s third quarter.

•	Non-GAAP EPS $1.15, up 24 cents from last year’s third quarter. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

•	Free cash flow $68.3 million. Total debt decreased $108.0 million to $445.2 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased to report another strong quarter for the Company. We gained market share within CVI, posted solid margins in CVI and CSI, generated strong EPS, delivered improving free cash flow and significantly paid down debt. We are very encouraged by our business trends and believe we are well positioned to deliver strong operating results for the remainder of fiscal 2011.”

Third Quarter GAAP Operating Highlights

•	Revenue $351.4 million, 19% above third quarter 2010, 12% in constant currency.

•

Gross margin 58% compared with 60% in last year’s third quarter. The decrease was the result of a $14.2 million reserve for inventory and return provisions related to the August 19, 2011 voluntary recall of certain lots of Avaira® Toric contact lenses. Excluding this reserve, gross margin in the third quarter 2011 would have been 62%.

•

Operating margin 13% compared with 17% in last year’s third quarter. The decrease was the result of the aforementioned Avaira Toric voluntary recall and the reversal of a $6.1 million one-time gain on settlement of a preexisting relationship related to the acquisition of certain assets from Asahikasei

Aime. Excluding this reserve and the reversal of the one-time gain on settlement, operating margin in the third quarter 2011 would have been 19%.

•	Depreciation and amortization expense $25.4 million.

•	Interest expense $3.2 million compared with $8.7 million in last year’s third quarter. Interest expense decreased as a result of lower interest rates and lower average debt.

•	Cash provided by operations $87.4 million and capital expenditures $19.1 million resulted in free cash flow of $68.3 million.

•	Total debt decreased $108.0 million to $445.2 million.

Third Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $298.3 million, up 20% from last year’s third quarter, 11% in constant currency.

•	Revenue by category:

	(In millions) 3Q11	% of CVI Revenue 3Q11	%chg y/y	Constant Currency %chg y/y
Toric	$88.7	30%	17%	9%
Multifocal	19.7	6%	7%	1%
Single-use sphere	64.6	22%	21%	9%
Non single-use sphere, other	125.3	42%	24%	16%

Total	$298.3	100%	20%	11%

•	Revenue by geography:

	(In millions) 3Q11	% of CVI Revenue 3Q11	%chg y/y	Constant Currency %chg y/y
Americas	$119.9	40%	7%	6%
EMEA	112.4	38%	25%	11%
Asia Pacific	66.0	22%	40%	24%

Total	$298.3	100%	20%	11%

•	Selected revenue by material:

	(In millions) 3Q11	% of CVI Revenue 3Q11	%chg y/y	Constant Currency %chg y/y
Proclear®	$80.7	27%	14%	5%
Silicone hydrogel	$91.9	31%	56%	47%

•

Gross margin 56% compared with 58% in last year’s third quarter. The decrease was a result of a reserve for inventory and return provisions related to the August 19, 2011 voluntary recall of certain lots of Avaira Toric contact lenses. Excluding this reserve, gross margin in the third quarter 2011 would have been 61%.

Third Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $53.1 million, up 14% from last year’s third quarter, up 12% excluding acquisitions.

•	Revenue by category:

	(In millions) 3Q11	% of CSI Revenue 3Q11	%chg y/y
Office, other	$28.9	54%	5%
Surgical procedures	20.4	39%	29%
Fertility	3.8	7%	12%

Total	$53.1	100%	14%

•	Gross margin 65% compared with 66% in last year’s third quarter.

2011 Guidance

The Company amends its full-year fiscal 2011 guidance and provides fiscal fourth quarter guidance. Guidance is summarized as follows:

	FY11 Guidance	FY11 Guidance	F4Q11 Guidance
	Old	New	New
Revenues (In millions)
Total	$1,280 - $1,300	$1,320 - $1,335	$350 - $365
CVI	$1,080 - $1,095	$1,117 - $1,127	$300 - $310
CSI	$200 - $205	$203 - $208	$50 - $55
EPS
GAAP	$3.90 - $4.05	$3.67 - $3.72	$1.21 - $1.26
Non-GAAP*	$4.00 - $4.15	$4.20 - $4.25	$1.19 - $1.24
Free Cash Flow (In millions)	$190 - $210	$200 - $220	$46 - $66

*	Excludes the impact of the 2009 CVI manufacturing restructuring plan, items related to acquisitions, costs related to the redemption of our senior notes and the reserve for inventory and return provisions related to the August 19, 2011 voluntary recall of certain lots of Avaira Toric contact lenses. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude inventory and return provisions related to the August 19, 2011 voluntary recall of certain lots of Avaira Toric contact lenses, costs related to acquisitions, including the reversal of the one-time gain on settlement of a preexisting relationship related to the acquisition of certain assets from Asahikasei Aime, restructuring costs and the redemption cost associated with the extinguishment of our senior notes on February 15, 2011. We exclude these items because we do not consider them reflective of our ongoing operating performance. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

Non-GAAP net income and diluted EPS for the fiscal third quarter of 2011 excludes $18.1 million or 37 cents per share related to the aforementioned reserve for inventory and return provisions and the reversal of the one-time gain on settlement of a preexisting relationship. Fiscal 2011 guidance excludes these costs along with costs related to the 2009 CooperVision manufacturing restructuring plan, items related to acquisitions and costs related to the redemption of our senior notes.

In the fiscal third quarter of 2011, we recognized a $14.2 million reserve for inventory and return provisions related to the August 19, 2011 voluntary recall of certain lots of Avaira Toric contact lenses. In the fiscal second quarter, we recognized a $16.5 million loss related to the redemption of the senior notes. The restructuring costs, primarily severance and costs associated with assets related to the closure of the Norfolk manufacturing plant, are recorded primarily in cost of sales. We completed the restructuring plan in the fiscal first quarter of 2011 and recognized total pre-tax restructuring charges under this plan of $23.1 million. We recognized $1.9 million in fiscal 2011, $16.1 million in fiscal 2010 and $5.1 million in fiscal 2009. In our fiscal third quarter we separately reported the reversal of the one-time gain on settlement of a preexisting relationship, initially reported in the fiscal first quarter, related to the acquisition of certain assets from Asahikasei Aime of $6.1 million in operating income. Also in our fiscal first quarter 2011, acquisition costs of $0.2 million, principally legal and other due diligence costs, were primarily recorded in selling, general and administrative expense. We believe it is useful for investors to understand the effects of these restructuring costs and acquisition items on our total operating results.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended July 31,
	2011 GAAP	Adjustments	2011 Non-GAAP
Operating income	$45,887	$20,261	$66,148
Income before income taxes	$43,056	$20,261	$63,317
Provision for income taxes	$4,919	$2,191	$7,110
Net income	$38,137	$18,070	$56,207

Diluted EPS	$0.78	$0.37	$1.15

	Fiscal 2011 EPS Guidance
	2011 GAAP	Adjustments	2011 Non-GAAP
Diluted EPS	$3.67 - $3.72	$0.53	$4.20 - $4.25

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. ET to discuss its third quarter 2011 financial results. The dial in number in the United States is +1-800-901-5231 and outside the United States is +1-617-786-2961. The passcode is 55243181. There will be a replay available approximately two hours after the call ends until Wednesday, September 7, 2011. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 48840701. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our website following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to serving the needs of the healthcare professional, improving the quality of life for its employees and customers and providing market leading products. Cooper’s commitment to health and wellness is reflected through its corporate culture and global initiatives to promote healthy life choices for its employees. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting quality lenses for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Both companies provide superior product range and quality, along with friendly customer service and a drive to continually innovate. Cooper and CooperVision are headquartered in Pleasanton, CA, and CooperSurgical is headquartered in Trumbull, CT.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of United States and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; costs and expenses related to the recall of a product, including those associated with the limited recall of the Avaira Toric contact lenses; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising from future litigation, including the risk of adverse decisions or settlements related to litigation, or product recalls; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	July 31,	October 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$7,872	$3,573
Trade receivables, net	218,416	197,490
Inventories	243,370	227,902
Deferred tax assets	33,061	28,828
Other current assets	40,917	33,547

Total current assets	543,636	491,340

Property, plant and equipment, net	601,094	593,887
Goodwill	1,270,300	1,261,976
Other intangibles, net	125,840	114,177
Deferred tax assets	27,208	23,072
Other assets	47,256	40,566

	$2,615,334	$2,525,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$38,735	$19,159
Other current liabilities	198,958	180,361

Total current liabilities	237,693	199,520

Long-term debt	406,485	591,977
Other liabilities	64,514	46,543
Deferred tax liabilities	18,964	20,202

Total liabilities	727,656	858,242

Stockholders’ equity	1,887,678	1,666,776

	$2,615,334	$2,525,018

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
Net sales	$351,396	$295,635	$969,926	$845,165
Cost of sales	148,594	119,649	388,755	355,923

Gross profit	202,802	175,986	581,171	489,242
Selling, general and administrative expense	133,617	111,265	373,453	323,183
Research and development expense	11,725	8,588	31,843	24,788
Restructuring costs	—	14	—	424
Settlement of preexisting relationship	6,080	—	—	—
Amortization of intangibles	5,493	4,723	14,940	13,439

Operating income	45,887	51,396	160,935	127,408
Interest expense	3,217	8,729	14,436	28,684
Loss on extinguishment of debt	—	—	16,487	—
Litigation settlement charge	—	—	—	27,000
Other income (expense), net	386	985	(128)	(1,174)

Income before income taxes	43,056	43,652	129,884	70,550
Provision for income taxes	4,919	3,925	11,092	5,945

Net income	$38,137	$39,727	$118,792	$64,605

Diluted earnings per share	$0.78	$0.86	$2.46	$1.40

Number of shares used to compute earnings per share	49,009	46,402	48,362	46,232

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 2Q11			Trailing Twelve Months
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Category
Spheres	$1,324	3%	10%	$5,182	4%	8%
Torics	323	8%	10%	1,249	9%	14%
Multifocal	82	5%	1%	314	10%	(1%)

WW Soft Contact Lenses	$1,729	4%	9%	$6,745	5%	9%

Sales by Modality
Single Use	$650	8%	12%	$2,473	8%	10%
Other	1,079	2%	9%	4,272	3%	8%

WW Soft Contact Lenses	$1,729	4%	9%	$6,745	5%	9%

Sales by Material
Hydrogel	$993	(0%)	(2%)	$3,948	(2%)	(4%)
Silicone Hydrogel	736	11%	47%	2,797	16%	60%

WW Soft Contact Lenses	$1,729	4%	9%	$6,745	5%	9%

Sales by Geography
Americas	$662	6%	7%	$2,562	6%	9%
EMEA	506	4%	12%	1,961	7%	10%
Asia Pacific	561	2%	10%	2,222	2%	5%

WW Soft Contact Lenses	$1,729	4%	9%	$6,745	5%	9%

United States	$570	7%	8%	$2,189	6%	10%
International	1,159	3%	10%	4,556	4%	8%

WW Soft Contact Lenses	$1,729	4%	9%	$6,745	5%	9%

COO-E

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